UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549

                         FORM 8-K

                      CURRENT REPORT

    Pursuant to Section 13 OR 15(d) of
    The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2005

               Clancy Systems International, Inc.

          (Exact name of registrant as specified in its charter)

Colorado                       33-4882-D        84-1027964
(State or other jurisdiction  (Commission     (IRS Employer
 of incorporation)             File Number)  Identification No.)



      2250 S. Oneida #308, Denver, Colorado           80224
     (Address of principal executive offices)       (Zip Code)

    Registrant's telephone number, including area code (303) 753-0197

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02  Non-Reliance on Previously Issued Financial Statements or
           a Related Audit Report or Completed Interim Review


(a) On February 22, 2005 the Board of Directors concluded that an account receivable was incorrectly included in the financial statements of its subsidiary, and therefore in the Company's consolidated financial statements, for the quarterly period ended June 30, 2004 and the fiscal year ended September 30, 2004, the financial statements of the Company for those periods should no longer be relied upon . The Company intends to correct the error by filing restated financial statements as promptly as possible.

The Company follows a revenue recognition policy that prohibits booking accounts receivable for unpaid parking tickets under the Company's contracts. even though the Company contractually owns the accounts receivable. The
Company follows this revenue recognition policy on  its   2 other outstanding
contracts, but failed to realize that the account receivable for one contract (San Herman, Puerto Rico) was in fact being recorded incorrectly. The Company became aware of the error in connection with preparation of its 10-QSB for the period ended December 31, 2004. The Company has discussed the error with its independent accountants and is working with them to prepare and file the restated financial statements.

As a result of the restatements for the quarter ended June 30, 2004, accounts receivable will decrease by approximately $85,000, accounts payable will increase approximately $223,000, revenue will decrease by approximately $300,000, resulting in decrease of net income of approximately $180,000 for period ended June 30, 2004 after resulting changes in minority interest and income taxes.

As a result of the restatement for the year ended September 30, 2004, accounts receivable and revenues will decrease by approximately $130,000 and net income will decrease by approximately $80,000 after the resulting changes in minority interest and income taxes.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            Clancy Systems International, Inc

                                      (Registrant)


                            Date February 25, 2005
                            /s/Stanley J. Wolfson

                            Name: Stanley J. Wolfson

                            Title: President, Chief Executive Officer


                                      -3-

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